EXHIBIT 10.10
SURRENDER OF LEASE

THIS INDENTURE made as of the 10th day of March, 2002

BETWEEN:

CERTICOM CORP.
(hereinafter called the “Tenant”)

OF THE FIRST PART

- and -

PAULS PROPERTIES CORPORATION
(hereinafter called the “Landlord”)

OF THE SECOND PART

WHEREAS by a lease dated the 12th day of October, 2000, made between the Tenant and the Landlord (the “Lease”) the Landlord leased to Certicom Corp., as tenant, for a term of ten years (the “Term”); certain premises located in the City of Mississauga and known municipally as 1980 Matheson Boulevard East, Mississauga, which premises are more particularly described in the Lease (the “Leased Premises”);

AND WHEREAS the Landlord desires to obtain a surrender of the Lease and possession of the Leased Premises from the Tenant and the Tenant is amenable to such surrender of the Lease and desires to vacate the Leased Premises as of the 10th day of March, 2002, (the “Effective Date”);

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the Leased Premises and of the sum of TWO DOLLARS ($2.00) of lawful money of Canada now paid by each of the parties hereto to the other (the receipt whereof is hereby acknowledged), the parties hereto agree as follows:

1.
Strictly subject to the terms and conditions herein, the Tenant shall and does hereby surrender and yield up unto the Landlord, its successors and assigns, the Lease and the Leased Premises to the intent that the unexpired residue of the Term subsequent to the Effective Date and any renewal, option, right or privilege created by the Lease and all other estate and interest of the Tenant in the Leased Premises in respect of the period subsequent to the Effective Date shall be merged and extinguished in the reversion expectant thereon.

2.
The Tenant, for itself, its successors and assigns covenants with the Landlord, its successors and assigns, that the Tenant has good right, full power and authority to yield up and surrender the Lease and the Leased Premises and appurtenant rights in the manner aforesaid, and that the Tenant has not at any time done any act whereby the unexpired residue of the Term has been or may be in any way charged or encumbered.

3.
The Tenant shall yield up vacant possession of the Leased Premises in accordance with the Lease and permit a right of entry thereto by the Landlord as at 11:59 p.m. on the Effective Date. The Tenant shall remove any personal property or other contents of the Leased Premises on or before 11:59 p.m. on the Effective Date and shall be liable for any damage caused during such removal. The Tenant shall pay to the Landlord on or before the Effective Date all Rent and other charges accruing due under the Lease in respect of the period prior to the Effective Date.

4.
The Landlord hereby accepts the foregoing surrender and releases the Tenant from all liability, claims and demands In respect of all breaches of any of the covenants contained in or otherwise arising under the Lease.

5.
Without limiting the foregoing and in furtherance of the intention of the parties, the Landlord and the Tenant agree that the Lease shall be amended by reducing the Term to expire on the Effective Date rather than on the date set out in the Lease.

6.
The Landlord and Tenant acknowledge that they are entering this Surrender of Lease in part to facilitate the sale of the Leased Premises under an Agreement of Purchase and Sale dated October 25, 2001, made between the Landlord as vendor and the Tenant as purchaser (the “Agreement”) as assigned by the Tenant, with the consent of the Landlord, to Northwest Value Partners Inc. (the “Purchaser”) by Assignment of Purchase Agreement made as of the 25th day of January, 2002, as amended (the “Assignment Agreement”).

7.
The Tenant for its part acknowledges that the Landlord’s obligations hereunder, and in particular its agreement in paragraph 4 hereof to accept the foregoing Surrender of the Lease, is strictly conditional upon completion of the sale transaction pursuant to the Agreement and Assignment Agreement (the “Sale”).

8. (a)
The Tenant hereby irrevocably directs the Landlord to pay to the Purchaser by way of a credit on the statement of adjustments, as provided for in the Assignment Agreement, all monies due it for base rent and operating costs and management fees (but excluding, for certainty, realty taxes), all as detailed in the Landlords’ reconciliation statement attached hereto as Schedule “A” and forever discharges the Landlord from any further accounting to the Tenant.

(b)
The Tenant hereby further irrevocably directs the Landlord to pay to the Purchaser the amount now owing, or which may hereafter be owing, by the Landlord to the Tenant by way of readjustment on account of monies paid by the Tenant under the Lease on account of realty taxes up to and including the Effective Date, whether as a result of a supplementary tax bill or assessment or otherwise.

9.	Subject only to delivery by the Tenant of the keys to, and vacant possession of the Leased Premises as referred to in paragraph 3 above and the completion of the Sale as referred to in paragraph 6 hereof and the provisions of paragraph 8, the Tenant and the Landlord each hereby release and discharge the other from any and all claims, actions, damages liabilities, costs demands of any kind or nature whatsoever arising out of or in connection with the Lease or the Tenant’s occupancy of the Leased Premises.

10.
This indenture shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and may be executed by the Parties in counterpart, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement and shall be fully enforceable.

11.
If the Landlord and Tenant are called “Lessor” and “Lessee” in the Lease, the words “Landlord” and “Tenant” as used herein shall mean respectively “Lessor” and “Lessee”; and if some expression other than “Leased Premises” is used in the Lease to describe the premises demised and leased by the Landlord or Lessor to the Tenant or Lessee, the words “Leased Premises” as used herein shall have the same meaning as such other expression.

IN WITNESS WHEREOF the parties hereto have executed this indenture.

CERTICOM CORP.

Per:	/s/ Gregory M. Capitolo

Name: Gregory M. Capitolo
Title: Chief Financial Officer

Name:
Title:

I/we have authority to bind the Corporation

PAULS PROPERTIES CORPORATION

Per:	/s/ BRIAN PAULS

Name: Brian Pauls, President
I have authority to bind the Corporation

CERTICOM RECONCILIATION (with full March payment included)
May 15th, 2001 to March 11th, 2002

	Actual Tenant Cost	Payments Received	Payment amount of	Balance
2001 Base Rent	590,387.68	–689,222,19	$10.85 psf per annum	1,105.47
2002 Base Rent (January 1st to March 11, 2002: 2 months + 11 days)	273,886.69	–271,526.94	$10.85 psf per annum	2,320.94
2001 Operating Cost and Management Fee Reconciliation	87,649.13	–81,459.29	$1.50 psf per annum	6,189.84
2002 Operating Cost and Management Fee Reconciliation	32,582.89	–37,538.15	$1.50 psf per annum	–4,956.28

Subtotal				4,736.89
B.T.				331.17

Holdback on Tenant Allowance				–103,704.29
B.T. Holdback on Tenant Allowance				–10,401.62

Security Deposit				–221,103.34
Interest on Security Deposit				–3,265.64

TOTAL				$–134,607.28

2001 Realty Tax Reconciliation	18,332.65	–160,639.63	$3.33 psf per annum	–162,607,08
2002 Realty Tax Reconciliation	8,317.19	–83,934.70	$3.33 psf per annum	–75,457,610

Actual Cost based on Vacant Land Assessment—Supplementary Billing expected based on change of Tax Class and Improved Land

Audit to be held pending receipt of Supplementary Billing(s)				$–237,584.49

[                    ] from May 15, 2001 to November 30, 2001
[                    ] square footage 128,962 [    ] from December 1, 2001 to March 11, 2002
[                    ] square footage 128,251 [    ] from December 1, 2001 to March 11, 2002

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